Exhibit 99.1

      ZOLL Medical Corporation Announces Second Quarter Results

    CHELMSFORD, Mass.--(BUSINESS WIRE)--April 28, 2006--ZOLL Medical Corporation (NASDAQ:ZOLL), a manufacturer of resuscitation devices and software solutions, today announced revenues of $56,833,000 for the second quarter of fiscal 2006, an increase of 8% compared to revenues of $52,491,000 in the second quarter of last year. Net income for the quarter was $2,082,000, compared to $159,000 in the prior-year quarter. Diluted earnings per share were $0.21 compared to $0.02 in the prior-year quarter. Ending backlog was approximately $8 million.
    Second quarter sales to the North American market increased 11% to $44.2 million, compared to $39.8 million for the comparable prior-year quarter. Sales to the North American hospital market increased 7% to $18.2 million, compared to $17.0 million in the second quarter of last year. Sales to the North American pre-hospital market increased 19% to $21.1 million, compared to $17.8 million in the same period last year. International sales remained at the same level as the prior-year quarter at approximately $12.6 million. AED sales to all markets increased 8% to $9.1 million, compared to $8.4 million in the prior-year quarter. Total AutoPulse(R) shipments were $2.4 million in the quarter, compared to $1.6 million in the second quarter of the prior year.
    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "During the second quarter we experienced another successful quarter, with modest sales growth, lower operating expenses, and earnings that exceeded expectations. We are executing the plan we established at the beginning of the year, and believe that second quarter results reflect our effort."
    "North American hospital and pre-hospital sales improved over the prior-year period on the strength of new products," Mr. Packer observed. "AED Pro(R), E Series(TM) and AutoPulse sales all showed good growth as the market acceptance of these products accelerated. In the International market, while there were a number of strong performances, we did not achieve the sales growth we expected in this quarter. However, we see stronger performance in the second half of the year, again driven by an acceleration of the acceptance of our new products."
    Mr. Packer added, "Overall AED revenue growth continued this quarter, although at a more modest rate than recent quarters. AED sales in the International market were particularly strong, while in North America we experienced weakness in some areas, particularly those affected by government funding and grants."
    Highlighting progress with the AutoPulse, Mr. Packer noted, "Shipments in the second quarter were the highest to date, reflecting significant growth in both the North American and International markets. In North America, we are seeing significant increased activity in numerous regions around the country, as highlighted in recent announcements of strong customer acceptance in states such as Florida and Missouri. Internationally, we experienced significant growth in AutoPulse sales through both direct and distributor channels as we have built significant interest and customer funding is starting to become available. We believe we are gaining momentum with the AutoPulse and remain convinced that this product will be a significant driver of ZOLL's growth for the foreseeable future."
    Mr. Packer concluded, "Overall, the second quarter was another strong step forward. We believe we have made good progress and are on track for the year. We are pleased with our progress as we enter the latter half of the fiscal year and our outlook remains unchanged."
    ZOLL will host a conference call on Friday, April 28, 2006 at 10:30 a.m. EST to discuss its second quarter financial results. This conference call will be accessible on the Company's home page at www.zoll.com. Recorded replays of the financial results conference call will be available on the web page beginning later that day.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.
    ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East, Asia, and Australia. For more information, visit www.zoll.com or call +1 978-421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues related to AutoPulse sales, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 10, 2006. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

    Copyright (C) 2006 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. E Series is a trademark of ZOLL Medical Corporation. AED Pro, AutoPulse, and ZOLL are registered trademarks of ZOLL Medical Corporation.


                       ZOLL MEDICAL CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 April 2,   October 2,
                                                   2006         2005
                                              -----------  -----------
ASSETS
Current assets:
     Cash and cash equivalents                $   35,432   $   36,270
     Short-term investments                       23,455       14,553
     Accounts receivable, net                     45,576       47,733
     Inventory                                    36,280       38,637
     Prepaid expenses and other current
      assets                                       8,227        8,055
                                              -----------  -----------
Total current assets                             148,970      145,248
Property and equipment, net                       25,053       23,492
Other assets, net                                 51,698       50,796
                                              -----------  -----------
                                              $  225,721   $  219,536
                                              ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                         $   10,119   $    9,020
     Accrued expenses and other liabilities       31,063       29,088
                                              -----------  -----------
Total current liabilities                         41,182       38,108
Total stockholders' equity                       184,539      181,428
                                              -----------  -----------
                                              $  225,721   $  219,536
                                              ===========  ===========


                       ZOLL MEDICAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share)


                            Three Months Ended     Six Months Ended
                            April 2,   April 3,    April 2,   April 3,
                              2006       2005        2006       2005
                          ---------------------  ---------------------
Net sales                 $  56,833  $  52,491   $ 112,293  $ 103,120
Cost of goods sold           25,190     22,820      49,671     45,020
                          ---------- ----------  ---------- ----------
Gross profit                 31,643     29,671      62,622     58,100
Expenses:
     Selling and
      marketing              18,502     18,980      37,851     38,647
     General and
      administrative          4,654      4,624       9,602      8,897
     Research and
      development             5,712      5,820      11,012     11,648
                          ---------- ----------  ---------- ----------
     Total expenses          28,868     29,424      58,465     59,192
Income (loss) from
 operations                   2,775        247       4,157     (1,092)
Other income (expense)          430        (12)        713        332
                          ---------- ----------  ---------- ----------
Income (loss) before
 taxes                        3,205        235       4,870       (760)
Taxes (benefit)               1,123         76       1,656       (353)
                          ---------- ----------  ---------- ----------
Net income (loss)         $   2,082  $     159   $   3,214  $    (407)
                          ========== ==========  ========== ==========
Earnings (loss) per
 share:
Basic                     $    0.22  $    0.02   $    0.33  $   (0.04)
                          ========== ==========  ========== ==========
Diluted                   $    0.21  $    0.02   $    0.33  $   (0.04)
                          ========== ==========  ========== ==========
Weighted average common
 shares:
Basic                         9,625      9,574       9,624      9,428
Diluted                       9,702      9,651       9,698      9,428

    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655
             Chief Financial Officer